Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made as of October 24, 2011, between Dana D. Messina and Steinway Musical Instruments, Inc., a Delaware corporation (“SMI”).

For good and valuable consideration, the parties hereto agree as follows:

1.             Mr. Messina hereby agrees to resign as President and Chief Executive Officer (“CEO”) of SMI (but not as a director), effective upon the latest to occur of each the following preconditions:

(a)           Execution and delivery of this Agreement by a duly authorized officer of SMI; and

(b)           Approval of the execution and delivery of this Agreement by the Board of Directors of SMI (the “Board”).

2.             By signing below, SMI hereby agrees and acknowledges that:

(a)           In consideration of Mr. Messina offering his resignation as President and CEO of SMI, such termination shall be treated as, and shall be deemed to be, a termination by Mr. Messina for  “Good Reason” pursuant to Section 7(d) of that certain Employment Agreement dated as of May 1, 2011 between Mr. Messina and SMI (the “Employment Agreement”);

(b)           In accordance with Section 7(b) of the Employment Agreement, SMI shall pay to Mr. Messina the amounts required to be paid, at the time(s) required to be paid, thereunder, with the amount required to be paid under clause (ii) thereof calculated to be equal to $2,695,600 (i.e., two times the sum of his current annual salary of $750,000 and his 2010 bonus of $597,800 comprised of a cash payment and restricted stock);

(c)           Notwithstanding such termination, for so long as Mr. Messina continues to be a member of the Board, Mr. Messina shall continue to receive the life insurance, health, medical and disability Benefits set forth in Section 4(a) of the Employment Agreement as well as reimbursement for the expense of an office and an assistant consistent with past practice.

(d)           Notwithstanding such termination, for so long as Mr. Messina continues to be a member of the Board, Mr. Messina’s outstanding and unvested stock options shall continue to vest in accordance with their current vesting schedule and, upon his retirement from the Board, shall vest in accordance with the Board’s April 28, 2011 resolution; and

(e)           Mr. Messina shall be entitled to receive the same compensation, if any, reimbursement of expenses and such other benefits (without duplication of clause (c) above) as are made available to the independent members of the Board for so long as Mr. Messina continues to be a member of the Board.

3.              Mr. Messina hereby agrees to not publicly or privately disparage or denigrate SMI or its officers or directors in respect of their integrity or business practices, performance, skills, acumen, experience or success, or concerning any officers or directors personally.  SMI hereby agrees that it shall direct its officers, directors and agents not to publicly or privately disparage or denigrate Mr. Messina in respect of Mr. Messina’s integrity or business practices, performance, skills, acumen, experience or success, or concerning Mr. Messina personally.  Notwithstanding the foregoing: (a) neither SMI nor Mr. Messina shall be entitled to terminate, rescind, repudiate or seek judicial invalidation of this Agreement or any of its provisions as a remedy for any breach or alleged breach of this Section 3; and (b) nothing in this Section 3 is intended to prohibit, limit or prevent either party from providing truthful testimony in a court of law or truthful statements to a government official, regulatory or law enforcement agency, and such testimony or statements shall not be deemed to be a violation of this Section 3.

4.            Notwithstanding Mr. Messina’s resignation as President and CEO, SMI hereby acknowledges and agrees that Mr. Messina may continue, at the request and direction of the Special Committee of the Board (the “Special Committee”), to pursue and facilitate (i) potential third-party offers for strategic alternatives involving SMI and (ii) the existing management offer to acquire the band division; provided, however, that Mr. Messina will not engage in any discussions with any third-party without first obtaining specific approval from the Special Committee.  Mr. Messina hereby further acknowledges and agrees that:  (a) all offers shall be presented to the Special Committee, which Special Committee (together with the full Board) has the exclusive authority on behalf of SMI to evaluate, negotiate and approve (or not approve) any and all such offers; (b) no confidential information pertaining to SMI or any of its subsidiaries shall be disclosed to any third parties except pursuant to fully-executed confidentiality agreements in form and substance approved by counsel to SMI or the Special Committee; (c) aside from entering into any such confidentiality agreements, Mr. Messina has no authority to bind SMI, the Special Committee or the Board in any respect pertaining to any such offer, and Mr. Messina will not enter into any such obligation or make any such commitment; and (d) Mr. Messina shall immediately cease the pursuit and facilitation of such offers at the request or direction of the Special Committee or the Board.

5.             This Agreement constitutes the entire agreement and understanding of the parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law principles. The parties submit to the exclusive jurisdiction and venue of the courts of the State of California for the resolution of all disputes relating to this Agreement and the transactions contemplated hereby. If any litigation or other enforcement proceeding is commenced in connection with this Agreement, then the prevailing party shall be entitled to receive payment of its reasonable attorneys’ fees and expenses and court costs from the other party.

IN WITNESS WHEREOF, Mr. Messina and SMI have executed this Agreement as of the date first written above.

/s/ Dana D. Messina
DANA D. MESSINA

STEINWAY MUSICAL INSTRUMENTS, INC.

By:	/s/ Dennis M. Hanson
	Name:	Dennis M. Hanson
	Title:	Senior Executive Vice President